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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF FOOTSTAR, INC.

All of Footstar's subsidiaries described below filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.

The registrant is the direct parent corporation of Footstar Center, Inc., a California corporation, which owns all of the outstanding shares of Footstar Corporation, a Texas corporation, which owns all of the outstanding shares of Athletic Center, Inc., a Colorado corporation, Athletic Attic of Texas, Inc., a Texas corporation, FWS I, Inc., a New York corporation, Meldisco H. C., Inc., a Minnesota corporation, LFD I, Inc., a New York corporation, and all of the outstanding membership interests of Footstar HQ, LLC, a New Jersey limited liability company.

Athletic Center, Inc. owns all of the outstanding shares of Footaction Center, Inc., a New York corporation, which owns all of the outstanding shares of Apache-Minnesota Thom McAn, Inc., a Minnesota corporation, which owns all of the outstanding shares of Mall of America Fan Club, Inc. Mall of America Fan Club, Inc. owns all of the outstanding shares of approximately 419 corporations which formerly operated specialty retail stores under the Footaction trade name located in the United States, Puerto Rico and the U.S. Virgin Islands selling brand name athletic footwear and related apparel for men, women and children and also owns all of the outstanding shares of FA HQ, Inc., a Texas corporation.

Athletic Center, Inc. owns all of the outstanding shares of Feet Center, Inc., an Arizona corporation, which owns all of the outstanding shares of Nevada Feet, Inc., a Nevada corporation, which owns all of the outstanding shares of Feet of Colorado, Inc., a Colorado corporation, which owns all of the outstanding shares of approximately 77 corporations which formerly operated large format retail footwear stores under the Just For Feet trade name located in the United States and also owns all of the outstanding shares of Feet HQ, Inc., a New Jersey corporation. Athletic Center, Inc. also owns all of the outstanding shares of CDIRECT, INC., a Wisconsin corporation, which owns all of the outstanding shares of CONSUMER DIRECT WAUSAU, INC., a Wisconsin corporation and all of the outstanding membership interests of AP LLC, a Wisconsin limited liability company. CONSUMER DIRECT WAUSAU, INC. owns all of the membership interests of CD SERVICES LLC, a Wisconsin limited liability company and FA SALES LLC, a Wisconsin limited liability company which formerly operated the registrant's direct to consumer businesses.

Meldisco H.C., Inc. owns all of the outstanding shares of Miles Shoes Meldisco Lakewood, Colorado, Inc., a Colorado corporation, which owns 51% of the capital stock of approximately 1482 corporations which were formed to operate leased footwear departments in Kmart Stores all located in the United States, Puerto Rico, the U.S. Virgin Islands and Guam and 100% of the common stock of approximately 393 corporations which were formed to operate leased footwear departments in Kmart or Rite Aid drugstores all located in the United States.

LFD I, Inc. owns all of the outstanding shares of LFD II, Inc., a New York corporation, which owns all of the outstanding shares of LFD Operating, Inc., a Delaware corporation, which was formed to operate leased footwear departments acquired from J. Baker, Inc. and its subsidiaries.

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LFD II, Inc. also owns all of the outstanding shares of LFD Today, Inc., a New
York corporation, which was formed to operate leased footwear departments in Today's Man stores and also owns all of the outstanding shares of Shoe Zone Center, Inc., a Nevada corporation, which owns all of the shares of approximately 40 corporations which formerly operated specialty retail stores under the Shoe Zone trade name located in the United States, Puerto Rico and the U.S. Virgin Islands. In addition, LFD II, Inc. also owns all of the outstanding shares of stock in approximately 128 corporations which formerly operated leased footwear departments in certain Federated and Gordmans stores.

Several of the subsidiaries referred to in this Exhibit have not yet opened their stores for business and several no longer operate any stores. All of the subsidiaries referred to herein are included in the Consolidated Financial Statements of the registrant.

The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

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